UNDERWRITING AGREEMENT

This Underwriting Agreement is made this 14th day of June 2017 by and between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the state of Delaware and having a place of business in San Antonio, Texas (sometimes herein referred to as the "Underwriter"), and USAA ETF TRUST, a Delaware statutory trust organized under the laws of the state of Delaware and having a principal place of business in San Antonio, Texas (sometimes herein referred to as the "Trust"), which offers shares of beneficial interest, with $.001 par value (the "Shares"), in different series or Sub-Trusts representing interests in different portfolios of assets (each series being referred to herein as a "Fund").

WITNESSETH: In consideration of the agreements herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed:

1.APPOINTMENT OF UNDERWRITER.

The Trust hereby appoints the Underwriter as its exclusive agent to sell and distribute Shares of each Fund identified in Schedule A hereto, as such schedule may be amended from time to time, at the offering price thereof as from time to time determined in the manner herein provided. Except, for example, in connection with a Fund liquidation, Share split or reverse split, the conversion of Shares of another fund into Shares of a Fund identified in Schedule A hereto, and certain reinvestments of distributions paid by a Fund in Shares ("Distributed Shares"), such Shares shall be sold and redeemed by the Fund only in aggregations of Shares ("Creation Units") identified in the then current Registration Statement (and any amendment or supplement thereto) relating to the Fund. The Underwriter hereby accepts such appointment and agrees during the term of this Agreement to provide the services and to assume the obligations herein set forth.

2.BASIS OF SALE OF SHARES.

The Underwriter does not agree to sell any specific number of Shares. Shares will be sold to the Underwriter as agent for the Trust only against orders therefor. The Underwriter will not purchase Shares from anyone other than the Trust except as agent for the Trust.

3.OFFERING PRICE.

The offering price for Shares of any Fund shall be determined according to the terms of the then current Registration Statement (and any amendment or supplement thereto) relating to the Fund. The net asset value per share for each Fund shall be determined at such time each day as is established by the Board of Trustees of the Trust (the "Board") from time to time.

4.MANNER OF OFFERING.

(a)The Underwriter will conform to the securities laws of any jurisdiction in which it sells, directly or indirectly, any Shares. The Underwriter also agrees to furnish to the Trust sufficient copies of any agreements, plans or sales literature it intends to use in connection with any sales of Shares with the proper authorities before they are put in use, and not to use them until so filed and cleared.

(b)The Underwriter shall, directly or indirectly through the Index Receipt Agent (defined in Section 16 of this Agreement), receive and process orders for purchases and redemptions of Creation Units of a Fund from participants in the Depository Trust Corporation ("DTC" and such participants, "DTC Participants") or participants in the Continuous Net Settlement System of the National Securities Clearing Corporation that have executed a Participant Agreement (defined below) ("Authorized Participants") with the Underwriter and the Index Receipt Agent of the Fund. The Underwriter, directly or indirectly through the Index Receipt Agent, shall transmit such orders to the Fund in accordance with the Registration Statement (and any amendment or supplement thereto) relating to the Fund; provided that, nothing herein shall affect or limit the right and ability of the Fund custodian to accept Deposit Securities (as defined in the Registration Statement, including any amendments or supplements thereto, related to the Fund) and related Cash Components (as defined in the Registration Statement, including any amendments or supplements thereto, related to the Fund) through or outside the Clearing Process, and as provided in and in accordance with the Registration Statement (and any amendment or supplement thereto) relating to the Fund. The Trust acknowledges that the Underwriter shall not be obligated to accept any certain number of orders for Creation Units and has no role in determining which securities are to be purchased or sold by the Trust and nothing herein contained shall prevent the Underwriter from entering into like distribution arrangements with other investment companies.

(c)The Underwriter agrees to use commercially reasonable efforts to act as agent of the Trust with respect to the continuous distribution of Creation Units of each Fund as set forth in the Registration Statement (and any amendment or supplement thereto) relating to the Fund and in accordance with the provisions thereof. The Underwriter further agrees as follows: (i) at the request of the Trust, the Underwriter shall enter into participant agreements ("Participant Agreements") between and among Authorized Participants, the Underwriter and the Index Receipt Agent for the Funds, for the purchase of Creation Units of the Funds in accordance with the Registration Statement (and any amendment or supplement thereto) relating to the Funds; (ii) the Underwriter shall generate, transmit to purchasers and redeemers, and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances to the purchaser or redeemer (such confirmations will indicate the time such orders were accepted and will be made available to the Trust promptly upon request); (iii) the Underwriter may reject any orders not submitted in proper form or in a timely manner; (iv) the Underwriter shall deliver copies of the Prospectus, included in the Registration Statement, to purchasers of such Creation Units and, periodic fund reports, as applicable, and upon request, the Statement of Additional Information; and (v) the Underwriter shall maintain telephonic, facsimile and/or access to direct computer communications links with the Index Receipt Agent of the Funds.

(d)The Underwriter agrees to use all reasonable efforts to facilitate the sale of Creation Units through Authorized Participants in accordance with the procedures set forth in the Registration Statement (and any amendment or supplement thereto) relating to the Funds.

(e)All activities by the Underwriter and its agents and employees that are primarily intended to result in the sale of Creation Units shall comply with the Registration Statement (and any amendment or supplement thereto) relating to the Funds, the instructions of the Fund's investment adviser and the Board, this Agreement and the Amended Master Trust Agreement (defined below), and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the Investment Company Act of 1940, as amended ("1940 Act") by the Securities and Exchange Commission ("SEC") or any securities association registered under the Exchange Act of 1934, as amended, including the Financial Industry Regulatory Authority ("FINRA") and the listing exchanges.

(f)If, and whenever, the determination of net asset value for a Fund is suspended, and until such suspension is terminated, no further orders for Creation Units will be processed by the Underwriter except such unconditional redemption orders as may have been placed with the Underwriter before it had knowledge of the suspension, if required by the 1940 Act.

(g)The Underwriter shall provide to, or cause to be provided to, the listing exchanges of the Funds copies of Prospectuses and Statements of Additional Information to be provided to purchasers in the secondary market. The Underwriter will generally make it known in the brokerage community that Prospectuses and Statements of Additional Information are available, including by (i) advising the listing exchanges on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Underwriter with FINRA, and (iii) as may otherwise be required by the SEC.

(h)The Underwriter shall work with the Index Receipt Agent to review and accept or reject orders placed by Authorized Participants and transmitted to or by the Underwriter by or to the Index Receipt Agent.

(i)The Trust agrees to issue Creation Units of each Fund identified in Schedule A hereto and Distributed Shares, as the case may be, and to request DTC to record on its books the ownership of the Shares constituting such Creation Units in accordance with the book-entry system procedures described in the Registration Statement (and any amendment or supplement thereto) relating to the Fund in such amounts as the Underwriter has requested through the Index Receipt Agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite Deposit Securities and Cash Component (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement (and any amendment or supplement thereto) relating to the Fund. The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Underwriter, in accordance with the provisions of the Registration Statement (and any amendment or supplement thereto) relating to the Fund and the 1940 Act. In addition, the Trust reserves the right to suspend sales and the Underwriter's authority to process purchase orders for Creation Units on behalf of the Trust, upon due notice to the Underwriter, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

5.COMPENSATION.

(a)Except as otherwise provided in this Agreement, the Underwriter agrees to provide the services and assume the obligations set forth in this Agreement without compensation from any Fund.

(b)As compensation for its activities under this Agreement, the Underwriter shall receive from each Fund identified in Schedule A hereto a fee at the rate and under the terms and conditions of any plan of distribution pursuant to Rule 12b-1 under the 1940 Act ("ETF Share Plan"), as amended from time to time, and subject to any further limitations on such fee as the Board may impose.

(c)The Underwriter may re-allow any or all of the payment that it is paid under the ETF Share Plan by the Trust to such selected dealers or other parties as it may from time to time determine, in accordance with applicable law.

(d)No provision of this Agreement shall be deemed to prohibit any payments by a Fund to the Underwriter or by the Underwriter to a selected dealer or other parties where such payments are made under the ETF Share Plan, under any other distribution plan adopted by a Fund pursuant to Rule 12b-1 under the 1940 Act, or from the Underwriter's or one of its affiliate's own resources.

6.REPORTS TO THE BOARD OF TRUSTEES.

To the extent required by Rule 12b-1 under the 1940 Act, the Underwriter shall provide reports to the Board, at least quarterly, showing expenditures under any plan adopted pursuant to Rule 12b-1 (a "Rule 12b-1 Plan") with respect to a Fund and the purposes for which such expenditures were made.

7.RESERVATION OF RIGHTS BY THE TRUST.

The Trust reserves the right to issue Shares at any time directly to existing shareholders and to sell Shares to such shareholders or to other persons approved by the Underwriter at not less than net asset value. The Trust reserves the right to suspend the sale of Shares subject to Section 4(i).

8.ALLOCATION OF EXPENSES.

(a)The Trust, either directly or through its manager and investment adviser, will be responsible for, and shall pay the expenses of:

(i)providing all necessary services, including fees and disbursements of counsel, related to the preparation, setting in type, printing and filing of any Registration Statement and/or Prospectus required under the Securities Act of 1933, as amended, or under state securities laws, covering its Shares, and all amendments and supplements thereto, and preparing, setting in type, printing and mailing periodic reports to existing shareholders;

(ii)the cost of all registration or qualification fees for Shares of the Trust;

(iii)the cost of preparing temporary and permanent share certificates, if any, for Shares of the Trust;

(iv)all the federal and state (if any) issue and/or transfer taxes payable upon the issue by or (in the case of treasury shares) transfer from the Trust to the Underwriter of any and all Shares distributed hereunder.

(b)The Underwriter agrees that, after the Prospectus and periodic reports have been set in type, it will bear the expense of printing and distributing any copies thereof which are to be used in connection with the offering of Shares. The Underwriter further agrees that it will bear the expenses of preparing, printing and distributing any other literature used by the Underwriter or furnished by it for use in connection with the offering of the Shares for sale to the public, and any expense of advertising in connection with such offering. It is understood and agreed that, so long as a Rule 12b-1 Plan continues in effect with respect to a Fund and payments are being made to the Underwriter under such Rule 12b-1 Plan, any expenses incurred by the Underwriter hereunder with respect to that Fund may be paid in accordance with the terms of such Plan.

9.INDEPENDENT CONTRACTOR.

The Underwriter shall be an independent contractor and neither the Underwriter nor any of its officers or employees, as such, is or shall be an employee of the Trust. The Underwriter is responsible for its own conduct, for the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Underwriter assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

10.INDEMNIFICATION BY UNDERWRITER.

The Underwriter agrees to indemnify and hold harmless the Trust or any such person who has been, is, or may hereafter be, an officer, trustee or employee of the Trust against any loss, damage or expense reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of or is based upon any untrue statement or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact necessary to make the statements made not misleading, on the part of the Underwriter or any agent or employee of the Underwriter or any other person for whose acts the Underwriter is responsible or is alleged to be responsible, unless such statement or omission was made in reliance upon written information furnished by the Trust. The Underwriter likewise agrees to indemnify and hold harmless the Trust and each such person in connection with any claim or in connection with any action, suit or proceeding which arises out of or is alleged to arise out of the Underwriter's failure to exercise reasonable care and diligence with respect to its services, if any, rendered in connection with investment, reinvestment, automatic withdrawal and other plans for Shares, including Distributed Shares. The term "expenses" for purposes of this and the next paragraph includes amounts paid in satisfaction of judgments or in settlements which are made with the Underwriter's consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or a trustee may be entitled as a matter of law.

11.INDEMNIFICATION BY TRUST.

The Trust agrees to indemnify and hold harmless the Underwriter and each person who has been, is, or may hereafter be an officer, director, employee or agent of the Underwriter against any loss, damage or expense reasonably incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of or is based upon any untrue or alleged untrue statement of material fact, or the omission or alleged omission to state a material fact necessary to make the statements therein not misleading, contained in a Registration Statement or Prospectus, or any amendment or supplement thereto, unless such statement or omission was made in reliance upon written information furnished by the Underwriter. The foregoing rights of indemnification shall be in addition to any other rights to which the Underwriter may be entitled as a matter of law.

12.TERM OF AGREEMENT.

(a)This Agreement shall become effective with respect to all Funds listed on Schedule A on the date specified on Schedule A, as amended. Further, this Agreement shall not take effect with respect to a Fund, unless such action has first been approved by vote of a majority of the Board and by vote of a majority of those Trustees who are not interested persons of the Fund and, with respect to a Fund for which a Rule 12b-1 Plan has been adopted, who also have no direct or indirect financial interest in the operation of the Rule 12b-l Plan or in any agreements related thereto (all such Trustees collectively being referred to herein as the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on such action.

(b)Unless terminated as herein provided, this Agreement shall remain in full force and effect with respect to each Fund for a period of no more than 24 months after the date on which such Fund becomes a Fund hereunder, and shall continue in full force and effect for periods of one year thereafter with respect to each Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board.

(c)Notwithstanding the foregoing, with respect to a Fund, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of that Fund on not less than sixty days' written notice to the Underwriter, or by the Underwriter at any time, without the payment of any penalty, on not less than sixty days' written notice to the Trust or such Fund. This Agreement will automatically terminate in the event of its assignment.

(d)Termination of this Agreement with respect to a Fund shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund.

13.AMENDMENT.

This Agreement may be amended at any time by mutual agreement in writing of the parties hereto, provided that any such amendment is approved in the manner set forth in Section 12(a) above with respect to initial approval of this Agreement.

14.LIMITATION OF LIABILITY.

(a)It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, whether past, present or future, nor any other series or Sub-Trust, personally, but shall bind only on the assets of the series or Sub-Trust with which such person dealt for payment under such obligation, as provided in the Trust's Master Trust Agreement, as may be further amended from time to time (the "Master Trust Agreement"). The execution and delivery of this Underwriting Agreement has been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Amended Master Trust Agreement.

(b)The obligations created under this Agreement with respect to a Fund bind only assets belonging to such Fund and are not binding on any other Fund, series or Sub-Trust of the Trust. The Underwriter shall look only to the assets of the Fund for the performance of this Agreement by the Trust on behalf of such Fund.

15.GOVERNING LAW.

This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of Texas and the 1940 Act, except that Section 14 shall be construed in accordance with the laws of the State of Delaware. To the extent that the applicable laws of the State of Texas or the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control. As used herein, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act, subject to any exemption or interpretation as may be issued by the SEC by any rule, regulation or order or contained in any no-action or interpretative positions taken by the SEC staff.

16.MISCELLANEOUS.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement represents the entire agreement between the parties with regard to the matters described herein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, any party hereto may execute this Agreement by signing any such counterpart. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

The Index Receipt Agent shall be the custodian or the transfer agent of the Funds, as determined or authorized by the Trust.

IN WITNESS WHEREOF, this Underwriting Agreement has been executed for the Underwriter and the Trust by their duly authorized officers as of the date first set forth above.

USAA ETF TRUST	USAA INVESTMENT MANAGEMENT
COMPANY
By: _/s/ Daniel S. McNamara_______________	By: _/s/ Brandon D. Carter__________
Daniel S. McNamara	Brandon D. Carter
President	President
ATTEST:	ATTEST:
By: __/s/ Daniel Mavico______________	By: _/s/ Daniel Mavico_____________
Daniel Mavico	Daniel Mavico
Assistant Secretary	Assistant Secretary

SCHEDULE A

TO THE UNDERWRITING AGREEMENT BETWEEN

USAA ETF TRUST AND USAA INVESTMENT MANAGEMENT COMPANY

This Agreement, with effective date of June 14, 2017, relates to the following Funds: USAA MSCI USA Value Momentum Blend Index ETF

USAA MSCI USA Small Cap Value Momentum Blend Index ETF USAA MSCI International Value Momentum Blend Index ETF USAA MSCI Emerging Markets Value Momentum Blend Index ETF USAA Short-Term Bond ETF

USAA Intermediate-Term Bond ETF

Date: June 14, 2017

A-1